Exhibit 10.4

Final Form

FORM OF EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

BECTON, DICKINSON AND COMPANY,

AUGUSTA SPINCO CORPORATION

AND

WATERS CORPORATION

DATED AS OF [ ], 2025

-i-

-ii-

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [•], 2025 (this “Agreement”), is by and among Becton, Dickinson and Company, a New Jersey corporation (the “Company”), Waters Corporation, a Delaware corporation (“RMT Partner”) and Augusta SpinCo Corporation, a Delaware corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, pursuant to the Separation Agreement, dated as of July 13, 2025 (the “Separation Agreement”), by and among the Company, SpinCo and RMT Partner, the Company and SpinCo have set out the terms on which, and the conditions subject to which, they will implement the Separation and the Distribution (in each case as defined in the Separation Agreement);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 13, 2025 (the “Merger Agreement”), by and among the Company, SpinCo, RMT Partner and Beta Merger Sub, Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo with SpinCo as the surviving entity (the “Merger”), whereupon each share of SpinCo Common Stock will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of RMT Partner, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in connection with the foregoing and in addition to the matters addressed by the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Merger Agreement, the Separation Agreement and the other Transaction Documents (as defined in the Merger Agreement) represent the integrated agreement of the Company, SpinCo and RMT Partner relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.08.

“Applicable Exchange” shall mean the securities exchange as may at the applicable time be the principal market for shares of Company Common Stock or RMT Partner Common Stock, as applicable.

“Benefit Plan” shall have the meaning set forth in the Merger Agreement.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall mean the BD 401(k) Plan.

“Company Awards” shall mean Company SAR Awards, Company PSU Awards, and Company TVU Awards, collectively.

“Company Benefit Plan” shall have the meaning set forth in the Merger Agreement, but shall not include any SpinCo Benefit Plan.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall have the meaning set forth in the Merger Agreement.

“Company Deferred Compensation Plan” shall mean the Deferred Compensation and Retirement Benefit Restoration Plan.

“Company Directors’ Plan” shall mean the 1996 Directors’ Deferral Plan.

“Company Defined Benefit Plan” shall mean the BD Retirement Plan.

“Company Group Employee” shall mean each employee of the Company and its Subsidiaries as of immediately prior to the Distribution Time who is not a SpinCo Group Employee.

“Company LTIP” shall mean the 2004 Employee and Director Equity-Based Compensation Plan.

“Company Non-Employee Director” means an individual who serves or served as a non-employee director of the Company Board.

“Company PSU Award” shall mean an award of performance-based restricted stock units granted pursuant to the Company LTIP that is outstanding as of immediately prior to the Distribution Time.

“Company SAR Award” shall mean an award of stock appreciation rights corresponding to shares of common stock of the Company granted under the Company LTIP that is outstanding as of immediately prior to the Distribution Time.

“Company TVU Award” shall mean an award of time-based restricted stock units granted pursuant to the Company LTIP that is outstanding as of immediately prior to the Distribution Time.

“Company Welfare Plan” shall mean any Company Benefit Plan which is a Welfare Plan.

“Determination Time” shall have the meaning set forth in the Merger Agreement.

“Employee” shall mean any Company Group Employee or SpinCo Group Employee.

“Equity Award Exchange Ratio” shall mean the quotient, rounded down to four decimal places, obtained by dividing (a) the average volume weighted average trading price of a share of Company Common Stock trading “regular way with due bills” on the Applicable Exchange (i.e., inclusive of SpinCo value) for the five (5) consecutive trading days ending two (2) trading days prior to the date on which the Determination Time occurs by (b) the average volume weighted average trading price of a share of RMT Partner Common Stock trading on the Applicable Exchange for the five (5) consecutive trading days ending two (2) trading days prior to the date on which the Determination Time occurs, in each case as reported by Bloomberg, L.P.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former Employee” shall mean any individual who is a former employee of the Company Group as of the Distribution Time and who is not a SpinCo Group Employee.

“Group” shall mean either the SpinCo Group or the Company Group, as the context requires.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (a) employment contract or offer letter, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and nonsolicitation provisions) between a member of the Company Group and a SpinCo Group Employee, as in effect immediately prior to the Distribution Time.

“Labor Agreement” shall have the meaning set forth in Section 2.01.

“Parties” shall mean the parties to this Agreement.

“Requesting Party” shall have the meaning set forth in Section 9.05.

“RMT Partner Benefit Plan” shall have the meaning set forth in the Merger Agreement.

“RMT Partner Common Stock” shall have the meaning set forth in the Merger Agreement.

“RMT Partner SAR Award” shall mean a stock appreciation right corresponding to shares of RMT Partner Common Stock.

“RMT Partner TVU Award” shall mean an award of time-based restricted stock units corresponding to shares of RMT Partner Common Stock.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo 401(k) Plan” shall have the meaning set forth in Section 5.02(a).

“SpinCo Benefit Plan” shall have the meaning set forth in the Merger Agreement.

“SpinCo Deferred Compensation Plan” shall mean the SpinCo Deferred Compensation Plan, to be adopted by SpinCo as of the Distribution Time pursuant to Section 2.04(a) and Article VI.

“SpinCo Delayed Employment Period” shall have the meaning set forth in Section 3.03.

“SpinCo Delayed Transfer Employee” shall have the meaning set forth in Section 3.03.

“SpinCo Directors’ Plan” shall mean the SpinCo Directors’ Plan, to be adopted by SpinCo as of the Distribution Time pursuant to Section 2.04(a) and Article VI.

“SpinCo Group Employee” shall mean (i) each employee of the Company and its Subsidiaries who is set forth on Schedule A attached hereto (such schedule, the “SpinCo Group Employee Roster” and, for clarity, the SpinCo Group Employee Roster may be anonymized if so required by applicable Law or in connection with the Company’s fulfillment of works council obligations) (other than any such individual who is no longer employed by the Company and its Subsidiaries as of immediately prior to the Distribution Time), and (ii) each employee hired by the Company and its Subsidiaries subsequent to the date hereof in compliance with the terms of the Merger Agreement whose services are primarily or exclusively dedicated to the SpinCo Business (in all cases, including any such individual who is not actively working as of the Distribution Time as a result of an illness, injury or leave of absence approved by the Company Human Resources department or otherwise taken in accordance with applicable Law); provided, however, that, subject to the compliance of the RMT Partner and its Affiliates with this Agreement and applicable Law, any individual who refuses to, or objects to his or her, or does not provide consent to, transfer his or her employment from the Company Group to the SpinCo Group and who remains employed by the Company Group following the Distribution Time shall be treated as a Former Employee for purposes of this Agreement (provided that this proviso does not apply with respect to the allocation of Liabilities in respect of severance or other termination payments or benefits in connection with the Transactions, which is governed by Section 7.03(b)).

“SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained, contributed to or designated by RMT Partner or any member of the SpinCo Group for the benefit of SpinCo Group Employees.

“Transactions” shall have the meaning set forth in the Merger Agreement.

“Transferred Director” shall mean each non-employee director of RMT Partner as of immediately following the Effective Time who served on the Company Board immediately prior to the Distribution Time.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, or flexible spending accounts.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement with any labor union, works council or other labor representative (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement and such requirements cannot be superseded pursuant to an agreement between the parties hereto, the Company and SpinCo shall inform RMT Partner promptly of such requirement and must confer with RMT Partner on this different allocation of Assets or Liabilities, and such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. Except as otherwise provided herein, the provisions of this Agreement shall apply in respect of all jurisdictions.

(a) Acceptance and Assumption of SpinCo Liabilities. Except as otherwise provided by this Agreement (and without limitation of the Company’s and SpinCo’s obligations under the Transition Services Agreement), on or prior to the Distribution Time, but in any case prior to the Distribution, SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Group Employees after the Distribution Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned, provided, however, for any such compensation or benefits that are earned prior to the Distribution Time, solely to the extent included in Net Working Capital or SpinCo Indebtedness;

(ii) any and all Liabilities under a SpinCo Benefit Plan; and

(iii) any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.

(b) Acceptance and Assumption of Company Liabilities. Except as otherwise provided by this Agreement, on or prior to the Distribution Time, but in any case prior to the Distribution, the Company and certain members of the Company Group designated by the Company shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Company Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Company Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Company Group Employees or Former Employees, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities under a Company Benefit Plan, other than compensation or benefits liabilities for SpinCo Group Employees under a Company Benefit Plan that are included in Net Working Capital or SpinCo Indebtedness;

(iii) without limiting Section 2.01(b)(ii) with respect to Liabilities under a Company Benefit Plan, any and all Liabilities, to the extent not included in Net Working Capital or SpinCo Indebtedness, for the compensation or employee benefits of all SpinCo Group Employees that are earned prior to the Distribution Time;

(iv) any and all Liabilities arising out of the wage/hour class action /representative action lawsuits in California prior to or pending as of the date hereof, including Items 10, 11 and 18 on Section 5.8 of the SpinCo Disclosure Schedule, whether relating to SpinCo Group Employees, Company Group Employees or Former Employees; and

(v) any and all Liabilities expressly assumed or retained by any member of the Company Group pursuant to this Agreement.

(c) Unaddressed Liabilities. Nothing in this Agreement shall require a transfer of Liabilities with respect to a Benefit Plan except as specifically set forth herein or as otherwise required by applicable Law. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

(d) Non-U.S. Employees. SpinCo Group Employees who are residents outside of the United States or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the SpinCo Group Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law; provided that to the extent a local Transfer Document addresses employment, compensation or benefit matters, the terms of such local Transfer Document shall govern in respect of such matters in the applicable jurisdiction. Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to nonU.S. Company Group Employees, Former Employees, and SpinCo Group Employees or any such employee who is a U.S. Employee working in non-U.S. jurisdictions, including any action under a Benefit Plan, shall be subject to and accomplished in accordance with applicable Law of the applicable jurisdiction and SpinCo may make such changes, modifications or amendments to the SpinCo Benefit Plans or RMT Partner Benefit Plans as may be required by applicable Law, vendor limitations or as are necessary to reflect the Separation.

Section 2.02. Comparable Compensation and Benefits. Following the Distribution Time through the first anniversary of the Distribution Time (or, if earlier, until the date of termination of employment of the relevant Continuing Employee (as defined below)), SpinCo or its applicable Affiliate shall provide or cause to be provided to each SpinCo Group Employee as of immediately prior to the Distribution Time who is employed by SpinCo or its Affiliates after the Distribution Time (“Continuing Employee”) with: (i) base salary or wage rate no less than that in effect for such Continuing Employee immediately prior to the Distribution Time, (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Distribution Time and (iii) severance benefits no less favorable than those in effect for such SpinCo Group Employee immediately prior to the Distribution Time (except that Continuing Employees who are above job group 8 as of immediately prior to the Distribution Time shall, upon an involuntary termination without Cause (as defined in the 2020 Equity Incentive Plan of RMT Partner), be provided with severance benefits that are no less favorable than those provided to similarly situated employees of RMT Partner and its Affiliates, provided that the amount of severance payment for such Continuing Employees shall be no less than the sum of annual base salary and target annual bonus). Following the Distribution Time through (x) December 31, 2026 (if the Distribution Time occurs prior to or on June 30, 2026) or (y) the first anniversary of the Distribution Time (if the Distribution Time occurs after June 30, 2026) (or, if earlier, until the date of termination of employment of the relevant Continuing Employee (as defined below)), SpinCo or its applicable Affiliate shall provide or cause to be provided to each Continuing Employee with: (i) retirement benefits (including qualified and non-qualified benefits), or a combination of cash compensation and retirement benefits, that are no less favorable in the aggregate than those retirement benefits in effect for such Continuing Employee immediately prior to the Distribution Time and (ii) other employee benefits

(excluding long-term incentive compensation opportunities, retiree welfare benefits, retention, and other one-time or non-recurring compensation or benefits) that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately prior to the Distribution Time (subject to the same exclusions). RMT Partner shall provide to each Continuing Employee long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of RMT Partner in the first quarter of 2027, subject to continued employment through the grant date; provided that the period between the date on which the Company would typically grant long-term incentive compensation in the fourth calendar quarter of 2026 and the date when RMT Partner grants long-term incentive compensation in the first quarter of 2027 shall be accounted for by either (x) increasing the grant date value of 2027 awards for each Continuing Employee (for example, if such period were three months, the grant date value of awards granted to each Continuing Employee shall be 125% of the grant date value of awards granted to similarly situated RMT Partner employees) or (y) in addition to 2027 awards, providing each Continuing Employee with cash awards with equivalent value corresponding to such period (for example, if such period were three months, 25% of the annual grant date value of awards granted to similarly situated RMT Partner employees) and vesting terms no less favorable than those applicable to RMT Partner’s 2027 annual long-term incentive compensation grant. If the Closing Date occurs prior to the date on which RMT Partner long-term incentive compensation awards are made in the first calendar quarter of 2026, Continuing Employees will not be eligible to receive such awards, except that RMT Partner may elect to make an award to each Continuing Employee equivalent to a portion reflecting the gap period described in the proviso to the preceding sentence (for example, if such period were three months, then 25%) of the value of the 2026 annual award for a similarly situated RMT Partner employee in lieu of its obligations with respect to 2027 annual awards under the proviso to the preceding sentence. Without limiting the generality of the foregoing provisions of this paragraph, RMT Partner shall make an employer contribution to each participant under the SpinCo Deferred Compensation Plan at the same time (around February or March 2027) and in the same amount as such contribution would have been made in respect of 2026 under the Company Deferred Compensation Plan had such participant remained employed by the Company through the date of such contribution.

Section 2.03. Service Credit; Health and Welfare Plan Transitional Credits. As of the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement), the SpinCo Benefit Plans shall, and RMT Partner or SpinCo shall, or shall cause its applicable Subsidiary or the applicable RMT Partner Benefit Plan to, recognize the service of each Continuing Employee with the Company or any of its Subsidiaries or predecessor entities at or before the Distribution Time for purposes of eligibility to participate, vesting, equity award exercisability, determining the level of severance and paid-time-off benefits and for any other purposes required by applicable non-U.S. Law, to the same extent and for the same purposes that such service was recognized under the corresponding Company Benefit Plans prior to the Distribution Time, except the foregoing shall not apply (a) to the extent that credit for such service would result in duplication of compensation or benefits or (b) for any purpose under any defined benefit pension plans or retiree health or welfare plans. RMT Partner or SpinCo shall, or shall cause its applicable Subsidiary to (a) waive (or, solely with respect to fully insured benefit plans, use commercially reasonable efforts to waive) as of and after the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) any limitation on health and welfare benefit coverage of Continuing Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health under any applicable health and welfare benefit plan of RMT Partner,

SpinCo or its applicable Subsidiary to the extent such pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health were not applicable under the corresponding Company Benefit Plan as of immediately before the Distribution Date (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement); and (b) if the Distribution Date (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) does not occur at the end of the plan year of the applicable Company Benefit Plan, credit each Continuing Employee with all deductible payments, co-payments and co-insurance paid by and credited to the Continuing Employee under the applicable Company Benefit Plan prior to the Distribution Date (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) during the year in which the Distribution Date (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) occurs for the purpose of determining the extent to which the Continuing Employee has satisfied the corresponding applicable deductible or similar requirements.

Section 2.04. Benefit Plans.

(a) Establishment of SpinCo Benefit Plans. As of no later than the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement or such other time as is set forth herein), SpinCo shall, or shall cause the members of the SpinCo Group to, adopt or designate Benefit Plans (and related trusts), to the extent applicable, as contemplated and in accordance with the terms of this Agreement. For the avoidance of doubt, such designated Benefit Plans may be existing RMT Partner Benefit Plans, existing SpinCo Benefit Plans, or new plans sponsored, maintained or contributed to by RMT Partner or its applicable Affiliate (and any such new plan shall constitute a SpinCo Benefit Plan under this Agreement regardless of whether sponsored by SpinCo or its Subsidiaries). Prior to the Distribution Time, the Company Group, the SpinCo Group, and the RMT Partner shall cooperate to ensure the smooth transfer of SpinCo Group Employees into the SpinCo Benefit Plans, RMT Partner Benefit Plans or such new plans, as applicable, as of the Distribution Time or such later date as coverage under the Company Benefit Plans would end for such Continuing Employees under the terms of such Company Benefit Plans, or such later end date of the applicable benefits coverage pursuant to the Transition Services Agreement.

(b) Retention by SpinCo of SpinCo Benefit Plans. From and after the Distribution Time, the SpinCo Group shall retain all of the SpinCo Benefit Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any such plans other than as specifically provided in this Agreement.

(c) Plans Not Required to Be Established. With respect to any Benefit Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement, and SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Distribution Time.

(d) Participation in Company Benefit Plans. Except as otherwise set forth in this Agreement or the Transition Services Agreement or as required by the terms of the applicable Company Benefit Plan, effective as of the Distribution Time, (i) all Continuing Employees shall cease actively participating in, and accruing benefits under, the Company Benefit Plans, and (ii) SpinCo and each member of the SpinCo Group, to the extent applicable, shall cease to be a participating company in any Company Benefit Plan.

(e) No Obligation to Maintain Benefit Plans. Nothing in this Agreement shall preclude the Company, SpinCo or any member of their respective Group, at any time after the Distribution Time, from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any particular SpinCo Benefit Plan, RMT Partner Benefit Plan, Company Benefit Plan, any benefit under any SpinCo Benefit Plan, RMT Partner Benefit Plan, or Company Benefit Plan, or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan, RMT Partner Benefit Plan, or Company Benefit Plan, or any employment or other service arrangement with SpinCo Group Employees, Company Group Employees, independent contractors or vendors (to the extent permitted by applicable Law).

(f) Transfers of Plan Assets. Except as expressly provided in this Agreement or as required by applicable Law, nothing in this Agreement shall require the Company or any member of the Company Group to transfer to the SpinCo Group any Assets of any member of the Company Group or of any Company Benefit Plan.

(g) Information and Operation. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Distribution Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections, including any beneficiary designations. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(h) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Document, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Document or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting, distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Company Group, member of the SpinCo Group, or RMT Partner on the part of any Employee or Former Employee.

(i) Transition Services. The Parties acknowledge that the Company Group or the SpinCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(j) Beneficiaries. References to SpinCo Group Employees, Company Group Employees, Former Employees and current and former non-employee directors of either the Company or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01. Transfer of Employees.

(a) Assignment and Transfer of Employees; Updates to SpinCo Group Employee Roster. Except as otherwise provided in this Article III, effective as of no later than the Distribution Time and except as otherwise agreed by the Parties, the applicable member of the Company Group shall have taken such actions as are necessary to ensure that (i) each SpinCo Group Employee (other than an Inactive Employee) is employed by a member of the SpinCo Group as of immediately after the Distribution Time, and (ii) each Company Group Employee is employed by a member of the Company Group as of immediately after the Distribution Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer (including automatic transfer, transfer via tripartite transfer agreement, offer and acceptance or any other applicable transfer mechanism). Between the date hereof and the Closing Date, no less frequently than once per quarter, the Company Group shall provide RMT Partner with an updated SpinCo Group Employee Roster, which update shall include any new hires and employment terminations. Additionally, between the date hereof and the Closing Date, the Company Group agrees that it will reasonably cooperate with RMT Partner in its efforts to recruit for and fill open positions necessary to run the SpinCo Group Business (including providing information regarding open positions as reasonably requested by RMT Partner in accordance with applicable Law and the Transaction Documents), it being understood that this sentence shall not be construed as limiting any applicable restrictions on RMT Partner’s ability to solicit employees of the Company Group or as requiring the Company Group to cooperate with RMT Partner’s solicitation of employees of the Company Group.

(b) Employees with Work Visas or Permits. Notwithstanding anything to the contrary in this Section 3.01, any SpinCo Group Employee who, immediately prior to the Distribution Time, is unable to transfer to the SpinCo Group due to a work or training visa or permit that authorizes employment only by a member of the Company Group, shall remain employed by such member of the Company Group following the Distribution Time until the visa or permit is amended or transferred or a new visa or permit is granted to authorize employment by a member of the SpinCo Group. Any such SpinCo Group Employee shall be treated as a SpinCo Delayed Transfer Employee for purposes of this Agreement. As of the Distribution Time, to the extent not otherwise required for purposes of the individual’s continued employment with the Company Group, the applicable member of the Company Group shall cease to serve and SpinCo shall commence to serve as the sponsoring and petitioning employer for U.S. immigration law purposes with respect to such SpinCo Delayed Transfer Employees. The Company Group will use reasonable best efforts to assist the SpinCo Group in obtaining the amendment or transfer of any such visa or permit, including by providing SpinCo with necessary information. SpinCo shall assume all immigration-related obligations and liabilities that arise in connection with the submission of petitions, applications or other filings to certain US government authorities within the U.S. Department of Homeland Security (U.S. Citizenship and Immigration Services, Immigration and Customs Enforcement, and Customs and Border Protection), the U.S. Department of Labor or the U.S. Department of State (including any U.S. embassy or consular post) requesting the grant of employment-based nonimmigrant and immigrant visa benefits on behalf of these persons. The Parties intend that SpinCo or the applicable member of the SpinCo Group (by agreeing to employ any such SpinCo Group Employees and agreeing, as a sponsoring employer, to assume the immigration-related obligations and liabilities described above) shall be considered the successor in interest to the applicable member of the Company Group for U.S. immigration law.

(c) Inactive Employees. Each SpinCo Group Employee who is on long-term disability under a Company Benefit Plan as of the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) (each, an “Inactive Employee”) shall become or remain, as applicable, an employee of the Company or one of its Affiliates (other than the SpinCo Group). If an Inactive Employee returns to active employment within six (6) months following the Closing Date, and the Company reasonably promptly notifies RMT Partner of such Inactive Employee’s return to active employment, RMT Partner shall, or shall cause one of its Affiliates (including, following the Closing, SpinCo) to, offer employment to the applicable Inactive Employee on terms consistent with the requirements of Section 2.02, with such employment to be effective as of the date on which he or she commences active employment with RMT Partner or such Affiliate.

(d) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Company Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of the Company Group or the SpinCo Group to change the position, compensation or benefits of any Employees for performance-related, business or any other reason.

(e) Severance. The Parties acknowledge and agree that the Separation, the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any SpinCo Group Employee or Company Group Employee to severance, termination indemnities or other similar payments or benefits, except as otherwise required by applicable Laws. Without limiting the generality of the foregoing or of Section 2.02, the Company and its Affiliates (prior to the Closing) and RMT Partner and its Affiliates (on and after the Closing) shall take such actions as are necessary to ensure that terms and conditions of employment for SpinCo Group Employees located in jurisdictions outside of the United States are sufficient to avoid triggering severance, termination indemnities or other similar payments or benefits in connection with the Transactions.

(f) Payroll and Related Taxes. SpinCo shall (i) be responsible for all payroll obligations, Tax withholding and reporting obligations, and associated government audit assessments; and (ii) furnish a Form W-2 or similar earnings statement, in each case, for all Employees employed by a member of the SpinCo Group with respect to the period during which they were employed by a member of the SpinCo Group before the Distribution Date and for all SpinCo Group Employees following the Distribution Time. The Company shall (A) be responsible for all payroll obligations, Tax withholding and reporting obligations, and associated government audit assessments; and (B) furnish a Form W-2 or similar earnings statement, in each case, for all Employees employed by a member of the Company Group with respect to the period during which they were employed by a member of the Company Group before Distribution Date and for all Company Group Employees following the Distribution Time.

Section 3.02. Individual Agreements.

(a) Assignment by the Company. To the extent necessary, the Company shall assign, or cause an applicable member of the Company Group to assign, to SpinCo or another member of the SpinCo Group, as designated by SpinCo, Individual Agreements, with such assignment to be effective as of no later than the Distribution Date; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Distribution Date, each member of the SpinCo Group shall be considered to be a successor to each member of the Company Group, for purposes of, and a third-party beneficiary with respect to, such agreement, such that each member of the SpinCo Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the SpinCo Group; provided, further, that in no event shall the Company Group be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a SpinCo Group Employee for action taken in such individual’s capacity as a SpinCo Group Employee other than on behalf of the SpinCo Group as requested by the SpinCo Group in its capacity as a third-party beneficiary.

(b) Assumption by SpinCo. Effective as of no later than the Distribution Date, SpinCo shall, or shall cause the members of the SpinCo Group to, assume and honor any Individual Agreement.

Section 3.03. SpinCo Delayed Transfer Employees. In the case of a SpinCo Group Employee who is employed by a member of the Company Group as of immediately prior to the Distribution Time and whose employment cannot commence with, or be transferred to, the SpinCo Group or whose transfer of employment to the SpinCo Group is otherwise delayed (other than due to a SpinCo Group Employee having given or received a notice of termination of employment or redundancy or refusing to, or objecting to, or not providing consent to, transfer his or her employment from the Company Group to the SpinCo Group or to remain employed by SpinCo Group) (a “SpinCo Delayed Transfer Employee”), the Parties shall cooperate in good faith (including entering into any leasing or other agreements, as permitted by applicable Law) to cause such SpinCo Delayed Transfer Employee to provide services to the SpinCo Group while remaining employed by the Company Group until such time as such SpinCo Delayed Transfer Employee’s employment can be transferred to the SpinCo Group or otherwise terminates with the Company Group. The Parties shall cooperate in good faith to cause each SpinCo Delayed Transfer Employee to commence employment with a member of the SpinCo Group as soon as reasonably practicable following the Closing Date as permitted by applicable Law in such a manner that, to the maximum extent possible under applicable Law, does not trigger the right of such SpinCo Group Employee to redundancy, severance, termination or similar pay and is otherwise consistent with the terms and conditions of this Agreement and applicable Law or Labor Agreement. In respect of the SpinCo Delayed Transfer Employees, unless otherwise specified, references to “Distribution Time,” “Distribution Date” and “Effective Time” throughout this Agreement shall be treated as references to the first date and time at which the applicable SpinCo Delayed Transfer Employee’s employment commences with or transfers to a member of the SpinCo Group. Notwithstanding the delayed transfer of a SpinCo Delayed Transfer Employee, from and after the Distribution Time or, if earlier, the date of the applicable SpinCo Delayed Transfer Employee’s termination of employment

(the “SpinCo Delayed Employment Period”), any Liability related to a SpinCo Delayed Transfer Employee in respect of the SpinCo Delayed Employment Period (including with respect to compensation and benefits paid by Company) shall be considered a SpinCo Liability, unless otherwise agreed to in any agreement negotiated by the Parties in connection with the provision of services of any SpinCo Delayed Transfer Employee to the SpinCo Group following the Distribution Time; provided that, during such period, the SpinCo Group shall receive the benefit of such SpinCo Delayed Transfer Employee’s services and shall, subject to applicable Law, have day-to-day operational control over such SpinCo Delayed Transfer Employee; and provided, further, that such Liabilities do not arise out of the Company Group’s violation of any applicable Law, gross negligence or willful misconduct. Notwithstanding the foregoing, for purposes of Section 4.01, each SpinCo Delayed Transfer Employee will be treated as a Company Group Employee as of the Distribution Time.

Section 3.04. Consultation with Labor Representatives; Labor Agreements. The Parties shall cooperate in order for the Company Group to fulfill any obligations to notify, inform and/or consult with any labor union, works council or other labor representative regarding the Transactions to the extent required by Law or a Labor Agreement, and the Company Group agrees to take all actions reasonably necessary to fulfill such obligations. No later than as of immediately before the Distribution Time, (a) SpinCo shall have taken, or caused another member of the SpinCo Group to take, all actions that are necessary (if any) for SpinCo or another member of the SpinCo Group to (i) assume any Labor Agreements in effect with respect to SpinCo Group Employees (excluding obligations thereunder with respect to any Company Group Employees or Former Employees, to the extent applicable) and (ii) unless otherwise provided in this Agreement, assume and honor any obligations of the Company Group under any Labor Agreements as such obligations relate to SpinCo Group Employees, and (b) the Company shall have taken, or caused another member of the Company Group to take, all actions that are necessary (if any) for the Company or another member of the Company Group to (i) assume any Labor Agreements in effect with respect to Company Employees and Former Employees (excluding obligations thereunder with respect to any SpinCo Group Employees) and (ii) unless otherwise provided in this Agreement, assume and honor any obligations of the SpinCo Group under any Labor Agreements as such obligations relate to Company Group Employees and Former Employees.

ARTICLE IV

EQUITY AND OTHER INCENTIVE COMPENSATION

Section 4.01. Equity Incentive Awards.

(a) SAR Awards. Each Company SAR Award that is outstanding as of immediately prior to the Distribution Time (whether vested or unvested) and that is held by a SpinCo Group Employee shall be converted, as of the Effective Time, into an RMT Partner SAR Award and shall, except as otherwise provided in this Section 4.01, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Company SAR Award immediately prior to the Distribution Time (with such administrative and non-substantive changes as are reasonably required to reflect the transactions contemplated by this Agreement, the Separation Agreement and/or Merger Agreement); provided, however, that from and after the Effective Time:

(i) the number of shares of RMT Partner Common Stock underlying such RMT Partner SAR Award shall be equal to the product, rounded down to the nearest whole share, of (A) the number of shares of Company Common Stock subject to the corresponding Company SAR Award immediately prior to the Distribution Time, multiplied by (B) the Equity Award Exchange Ratio; and

(ii) the per-share exercise price of such RMT Partner SAR Award shall be equal to the quotient, rounded up to the nearest cent, of (A) the per-share exercise price of the corresponding Company SAR Award immediately prior to the Distribution Time, divided by (B) the Equity Award Exchange Ratio.

Notwithstanding anything to the contrary in this Section 4.01(a), the exercise price, the number of shares of RMT Partner Common Stock underlying each RMT Partner SAR Award and the terms and conditions of exercise of such awards shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) TVU Awards. Each Company TVU Award that is outstanding as of immediately prior to the Distribution Time (whether vested or unvested) and that is held by a SpinCo Group Employee shall be converted, as of the Effective Time, into an RMT Partner TVU Award and shall, except as otherwise provided in this Section 4.01, be subject to the same terms and conditions (including with respect to settlement and vesting) after the Effective Time as were applicable to such Company TVU Award immediately prior to the Distribution Time (with such administrative and non-substantive changes as are reasonably required to reflect the transactions contemplated by this Agreement, the Separation Agreement and/or Merger Agreement); provided, however, that from and after the Effective Time, the number of shares of RMT Partner Common Stock subject to such RMT Partner TVU Award shall be equal to the product, rounded to the nearest whole share, of (i) the number of shares of Company Common Stock subject to the corresponding Company TVU Award immediately prior to the Distribution Time, multiplied by (ii) the Equity Award Exchange Ratio.

(c) PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Distribution Time (whether vested or unvested) and that is held by a SpinCo Group Employee shall be converted, as of the Effective Time, into an RMT Partner TVU Award and shall, except as otherwise provided in this Section 4.01, be subject to the same terms and conditions (including with respect to settlement and vesting) after the Effective Time as were applicable to such Company PSU Award immediately prior to the Distribution Time (except that performance conditions shall no longer apply) (with such administrative and non-substantive changes as are reasonably required to reflect the transactions contemplated by this Agreement, the Separation Agreement and/or Merger Agreement); provided, however, that from and after the Effective Time, the number of shares of RMT Partner Common Stock subject to such RMT Partner TVU Award shall be equal to the product, rounded to the nearest whole share, of (i) the number of shares of Company Common Stock subject to the corresponding Company PSU Award immediately prior to the Distribution Time based on target performance, multiplied by (ii) the Equity Award Exchange Ratio.

(d) Company Awards Held by Company Group Employees, Former Employees and Company Non-Employee Directors. Each Company Award that is held by a Company Group Employee, Former Employee or non-employee member of the Company Board and that is outstanding immediately prior to the Distribution Time shall remain denominated, as of immediately following the Distribution Time, in shares of Company Common Stock; provided that the Company may adjust the terms of Company Awards (including any applicable performance metrics) as the Company determines, in its sole discretion, to be appropriate to preserve the value of such awards as of immediately prior to and immediately following the Distribution Time.

(e) Termination of Employment. Notwithstanding anything to the contrary in this Section 4.01, in the event of a SpinCo Group Employee’s termination of employment as of or within one year following the Effective Time by RMT Partner or any of its Subsidiaries by action of the RMT Partner or its Subsidiaries for a reason other than Cause (as defined in the Company’s 2004 Employee and Director Equity-Based Compensation Plan), any outstanding and unvested RMT Partner SAR Awards and RMT Partner TVU Awards granted to such SpinCo Group Employee pursuant to this Section 4.01 shall fully vest as of such termination of employment.

(f) Necessary Actions. RMT Partner agrees to file or have on file the appropriate registration statements at or promptly following the Effective Time with respect to the shares of RMT Partner Common Stock issuable in respect of the RMT Partner SAR Awards and RMT Partner TVU Awards granted in conversion of Company Awards pursuant to this Section 4.01. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.01, including, to the extent applicable, compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

Section 4.02. Non-Equity Incentive Plans.

(a) SpinCo Non-Equity Incentives. With respect to all non-equity incentive awards or entitlements (the “Cash Incentive Awards”) that are or may become payable to SpinCo Group Employees for any performance periods that are open as of the Distribution Date, on the first payroll date following the Distribution Date, the Company shall pay the Liabilities corresponding to the portion of such performance period from the beginning of such open performance period through the Distribution Date, based on actual performance extrapolated through the end of such performance period and prorated based on the number of days from the beginning of such open performance period through the Distribution Date. In respect of the portion of the RMT Partner performance period following the Distribution Date, each SpinCo Group Employee shall participate in incentive plans made available to similarly situated employees of RMT Partner, with the same target bonus opportunity as such SpinCo Group Employee’s Cash Incentive Award in effect as of the Distribution Date, prorated for the portion of the RMT Partner performance year from the Distribution Date to the end of the RMT Partner performance year.

(b) Company Non-Equity Incentives. The Company Group shall assume or retain all Liabilities with respect to any non-equity incentive awards that would otherwise be payable to Company Group Employees or Former Employees for any performance periods that are open as of the Distribution Date. The Company Group shall also determine for the Company Group Employees or Former Employees (i) the extent to which established performance criteria (as interpreted by the Company Group, in its sole discretion) have been met, and (ii) the payment level for each Company Group Employee or Former Employee. The Company Group shall assume or retain all Liabilities with respect to any such incentive awards payable to Company Group Employees or Former Employees for any performance periods that are open as of the Distribution Time and thereafter, and no member of the SpinCo Group shall have any obligations with respect thereto.

(c) SpinCo Retained Incentive Plans. From and following the Distribution Date, the SpinCo Group shall assume or retain any incentive plan for the exclusive benefit of SpinCo Group Employees, whether or not sponsored by the SpinCo Group, and shall be solely responsible for all Liabilities thereunder from and after the Distribution Time.

Section 4.03. Director Compensation. The Company shall be responsible for the payment of any fees for service on the Company Board that are earned at, before, or after the Distribution Time, and SpinCo shall not have any responsibility for any such payments, except as otherwise provided in Section 4.01 or Article VI. With respect to any Transferred Director, RMT Partner shall provide compensation in respect of the Transferred Director’s service on the Board of Directors of RMT Partner following the Distribution Time (including equity award grant and cash fees in respect of any partial year of service) in accordance with RMT Partner’s director compensation program as in effect from time to time and the Company shall not have any responsibility for any such payments. RMT Partner shall pay fees to Transferred Directors in respect of the quarter in which the Distribution Time occurs; provided that the Company shall pay RMT Partner an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to the Company on and prior to the Distribution Time as soon as practicable following the Distribution Time.

ARTICLE V

RETIREMENT PLANS

Section 5.01. Company Defined Benefit Plan. The Company shall, and shall cause its Affiliates (other than the SpinCo Group) to, retain the sponsorship of, and all Liabilities at any time arising under, pursuant to or in connection with, the Company Defined Benefit Plan as of the Distribution Time, and notwithstanding any other provision of this Agreement, the Separation Agreement or Merger Agreement, no member of the SpinCo Group shall assume or retain any Liability with respect to the Company Defined Benefit Plan. Following the Distribution Time, no Continuing Employee shall be credited with any additional service under the Company Defined Benefit Plan.

Section 5.02. SpinCo 401(k) Plan.

(a) Establishment of SpinCo 401(k) Plan. Effective on the Distribution Date, SpinCo or RMT Partner shall, or shall cause its Subsidiary to, adopt or designate a qualified defined contribution plan (the “SpinCo 401(k) Plan”) intended to be qualified under Section 401(a) of the Code with the related trust thereunder exempt under Section 501(a) of the Code. Immediately prior to the Distribution Date, SpinCo Group Employees shall cease active participation in the Company 401(k) Plan, and upon the Distribution Date, Continuing Employees shall be eligible to commence participation in the SpinCo 401(k) Plan and receive a distribution of their account balances under the Company 401(k) Plan. Any minimum age or service requirements contained in the SpinCo 401(k) Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions under such plan shall be waived or deemed satisfied for Continuing Employees to the extent waived or satisfied under the Company 401(k) Plan immediately prior to the Distribution Date. Any service or end of year employment requirements contained in the Company 401(k) Plan with respect to eligibility to share in any employer contributions under such plan shall be waived or deemed satisfied for Continuing Employees such that such Continuing Employees can receive the portion of such contribution with respect to compensation paid prior to the Distribution Time, and the Company shall take all actions necessary to ensure that all Continuing Employees’ accounts under the Company 401(k) Plan are fully vested as of the Distribution Time.

(b) Rollover of Account Balances. As soon as practicable after the Distribution Date, the Company, SpinCo and RMT Partner shall take any and all actions as may be required to permit each Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in cash (and, subject to the immediately following sentence, loan notes) in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plan to SpinCo 401(k) Plan if so elected by the applicable Continuing Employee in accordance with the terms of the Company 401(k) Plan and applicable Law. The Parties shall cooperate and take commercially reasonable efforts to prevent a default of any Continuing Employees’ loans under the Company 401(k) Plan as a result of the transactions contemplated by this Agreement, the Separation Agreement and/or Merger Agreement, which shall include allowing a distribution and rollover of loan notes if the applicable Continuing Employee complies with reasonable procedures established by the SpinCo 401(k) Plan administrator to effect a group rollover of loans in connection with the Transactions.

(c) Distribution Rights. No SpinCo Group Employee shall be entitled to a right to a distribution of his or her benefit under the Company 401(k) Plan as a result of the Separation itself or the assignment of his or her transfer of employment contemplated by Section 3.01 prior to the Distribution, but shall be entitled to such right on account of the Distribution and Merger.

Section 5.03. Non-U.S. Pension Plans.

(a) Effective as of no later than the Distribution Time, SpinCo shall, or shall cause the members of the SpinCo Group to, assume all Liabilities relating to non-U.S. SpinCo Group Employees (and their dependents and beneficiaries) under Company Benefit Plans that provide defined benefit pension, termination indemnities or similar retirement or post-employment benefits (including post-employment medical and life insurance benefits), which assumption shall be in conjunction with a transfer of assets in accordance with applicable Law in the case of each such Company Benefit Plan that is funded. The amount of unfunded or underfunded Liabilities, if any, under each such Company Benefit Plan after taking into account such transferred assets with respect to such plan shall be included in the calculation of SpinCo Indebtedness. For the avoidance of doubt, the preceding sentence shall only apply if such transfer of defined benefit pension, termination indemnities or similar Liabilities from the Company Group to the SpinCo Group is required by applicable Law.

(b) The Company shall cause the applicable member of the Company Group or the SpinCo Group to take such actions as are necessary to ensure that effective as of no later than the Closing, (i) all Liabilities under any SpinCo Benefit Plan that covers or provides benefits to any Person who is not a SpinCo Group Employee associated with plan participants who are not SpinCo Group Employees shall, along with a proportionate share of the assets of such plans as determined under applicable Law, be transferred to retirement plans maintained by the Company Group, and (ii) all such Persons who are not SpinCo Group Employees cease participation in such SpinCo Benefit Plans effective as of no later than the Closing.

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.01. Establishment of SpinCo Deferred Compensation Plan and SpinCo Directors’ Plan. Effective as of no later than the Distribution Time, (i) the SpinCo Group shall establish the SpinCo Deferred Compensation Plan, which shall have substantially the same terms as of immediately prior to the Distribution Time as the Company Deferred Compensation Plan, other than with respect to the defined benefit portions of the Company Deferred Compensation Plan; (ii) the SpinCo Group shall establish the SpinCo Directors’ Plan, which shall have substantially the same terms as of immediately prior to the Distribution Time as the Company Directors’ Plan; and (iii) SpinCo shall and shall cause the SpinCo Group Deferred Compensation Plan or the SpinCo Directors’ Plan, as applicable, to assume, as of no later than the Distribution Time, all Liabilities under the Company Deferred Compensation Plan related to the SpinCo Group Employees (other than defined benefit Liabilities) (the “SpinCo Employee Deferred Compensation Liabilities”) and all Liabilities under the Company Directors’ Plan related to the Transferred Directors (the “SpinCo Director Deferred Compensation Liabilities”), and the Company Deferred Compensation Plan and Company Directors’ Plan shall have no further obligations related to the SpinCo Group Employees (other than defined benefit Liabilities), or to the Transferred Directors from and following the Distribution Time. Notwithstanding the foregoing, SpinCo may make such changes, modifications or amendments to the SpinCo Deferred Compensation Plan and the SpinCo Directors’ Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation and Distribution or as SpinCo otherwise determines to be advisable.

Section 6.02. Company Nonqualified Plans. From and after the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement), no SpinCo Group Employees or Transferred Directors shall participate in or accrue any benefits under the Company Deferred Compensation Plan or the Company Directors’ Plan, as applicable, and the Company shall continue to be responsible for Liabilities in respect of Company Group Employees, Former Employees and Company Non-Employee Directors under the Company Nonqualified Deferred Compensation Plan and Company Directors’ Plan.

Section 6.03. Distributions. The parties acknowledge that none of the transactions contemplated by this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Document will trigger a payment or distribution of compensation under the Company Deferred Compensation Plan, SpinCo Deferred Compensation Plan, Company Directors’ Plan or SpinCo Directors’ Plan.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01. Welfare Plans.

(a) Establishment of SpinCo Welfare Plans. Effective as of the Distribution Time or such later date as coverage under the Company Benefit Plans would end for such Continuing Employees under the terms of such Company Benefit Plans, or such later end date of the applicable benefits coverage pursuant to the Transition Services Agreement, RMT Partner or SpinCo shall, or shall cause its Subsidiary to, adopt or designate the SpinCo Welfare Plans in which such SpinCo Group Employees may participate immediately after such time. Beginning on the Distribution Date or such later date as coverage under the Company Benefit Plans would end for such Continuing Employees under the terms of such Company Benefit Plans, or such later end date of the applicable benefits coverage pursuant to the Transition Services Agreement, SpinCo Group Employees who are employed by SpinCo or members of the SpinCo Group as of such date shall cease active participation in all Company Welfare Plans. Without limiting the generality of Section 9.02, SpinCo may modify the terms of the SpinCo Welfare Plans as it deems necessary and appropriate.

(b) Welfare Plan Liabilities. From and after the Distribution Time, the Company Group shall retain all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Group Employees under the Company Benefit Plans that are Welfare Plans before, at or after the Distribution Time, regardless of when such claims are reported. Effective as of the Distribution Time, the SpinCo Group shall retain or assume, as applicable, all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Continuing Employees under the SpinCo Benefit Plans and RMT Partner Benefit Plans that are Welfare Plans from and after the Distribution Time.

(c) COBRA. Effective as of the Distribution Time, the SpinCo Group shall be responsible for (i) all Liabilities with respect to continuation coverage under COBRA and any state continuation coverage requirements relating to any Continuing Employee (including any covered dependents thereof) whose qualifying event occurs after the Distribution Time other than under a Company Benefit Plan (which is addressed by clause (ii)), and (ii) the amounts set forth in the Transition Services Agreement with respect to continuation coverage under COBRA and any state continuation coverage requirements relating to any Continuing Employee (including any covered dependents thereof) whose qualifying event occurs under a Company Benefit Plan after the Distribution Time. The Company Group shall retain all Liabilities with respect to continuation of coverage under COBRA and any state continuation coverage requirements with respect to (i) any Company Group Employee or Former Employee (including any covered dependents thereof) and (ii) any “M&A qualified beneficiary” (as defined in Treasury Regulation Section 54.4980B-9).

(d) Reimbursement Account Plans.

(i) Effective as of the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement), the Continuing Employees shall cease to be active participants in the flexible reimbursement account plans of the Company and its Affiliates (the “Company Reimbursement Account Plan”), and the Company Group shall retain all Assets and Liabilities in respect of the Company Reimbursement Account Plan. Effective as of no later than the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement), RMT Partner or SpinCo shall, or shall cause one of their Affiliates to, adopt or designate flexible reimbursement account plans in which Continuing Employees shall be eligible to participate (the “SpinCo Reimbursement Account Plan”).

(ii) If the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) does not occur at the end of the plan year of the Company Reimbursement Account Plan, this Section 7.01(d)(ii) shall apply. The Parties shall take all steps necessary or appropriate so that the account balances (whether positive or negative) (the “Transferred Account Balances”) under the Company Reimbursement Account Plan of each Continuing Employee who has elected to participate therein in the year in which the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) occurs shall be transferred, as soon as practicable following the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement), from the Company Reimbursement Account Plan to the SpinCo Reimbursement Account Plan. The SpinCo Reimbursement Account Plan shall assume responsibility for all outstanding claims under the Company Reimbursement Account Plan of each Continuing Employee for the year in which the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement) occurs and shall assume and agree to perform the obligations of the analogous Company Reimbursement Account Plan from and after the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement). As soon as practicable after the Distribution Time (or, if later, the end date of the applicable benefits coverage pursuant to the Transition Services Agreement), and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, the Company shall pay SpinCo the net aggregate amount of the Transferred Account Balances if such amount is positive, and SpinCo shall pay the Company the net aggregate amount of the Transferred Account Balances if such amount is negative.

Section 7.02. Vacation, Holidays and Leaves of Absence. From and following the Distribution Time, unless otherwise required by applicable Law, (a) without limiting the SpinCo Group’s assumption of Liabilities under Section 2.01(a), the SpinCo Group shall credit and allow each SpinCo Group Employee to use any vacation or other paid time off accrued as of the Distribution Time in accordance with the terms of the applicable SpinCo Benefit Plan or RMT Partner Benefit Plan as in effect immediately after to the Distribution Time, and (b) the Company Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Company Group Employee and Former Employee. For clarity, in the event that the Company Group is required under applicable Law to pay out accrued vacation or other paid time off for any SpinCo Group Employee in connection with the Transactions, no such vacation or other paid time off shall be credited to the applicable SpinCo Group Employee pursuant to this paragraph but the amount of such payment shall be an assumed Liability pursuant to Section 2.01(a).

Section 7.03. Severance and Unemployment Compensation.

(a) From and following the Distribution Time, (i) the SpinCo Group shall retain any and all Liabilities to, or relating to, Continuing Employees in respect of severance and unemployment compensation for terminations of employment occurring after the Distribution Time, and (ii) subject to Section 7.03(b), the Company Group shall retain any and all Liabilities to, or relating to all Company Group Employees and Former Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Distribution Time.

(b) The SpinCo Group shall assume any and all Liabilities in respect of severance, termination indemnities or other similar payments or similar benefits arising out of, relating to or resulting from the transfer of SpinCo Group Employees from the Company Group to the SpinCo Group or otherwise in connection with the Transactions solely to the extent such Liabilities arise out of, relate to or result from noncompliance by the RMT Partner or the SpinCo Group with applicable Law or this Agreement (including Section 2.02), including any such Liabilities that arise in respect of any applicable notice and/or severance obligations, obligations to transfer or obligations to notify and/or consult in compliance with a Labor Agreement or applicable Law.

Section 7.04. Workers’ Compensation. With respect to claims for workers’ compensation under a self-insured workers’ compensation program, (a) the SpinCo Group shall be responsible for claims in respect of SpinCo Group Employees whether the injury giving rise to such claim first occurred before, at or after the Distribution Time, it being understood that (i) current claims related to injuries first occurring prior to the Distribution Date shall be reflected in Net Working Capital and (ii) the long-term claim reserve for workers’ compensation claims related to injuries first occurring prior to the Distribution Date shall be included in SpinCo Indebtedness, and (b) the Company Group shall be responsible for all claims in respect of all Company Group Employees and Former Employees, whether the injury giving rise to such claim occurred before, at or after the Distribution Time. The treatment of workers’ compensation claims by SpinCo with respect to Company insurance policies shall be governed by Section 5.1 of the Separation Agreement.

ARTICLE VIII

NON-U.S. EMPLOYEES

All actions taken under this Agreement with respect to benefits and Liabilities related to SpinCo Group Employees who are residents outside of the United States or otherwise subject to non-U.S. Law shall be subject to and accomplished in accordance with applicable Laws or regulations of countries outside of the United States in the custom of the applicable jurisdictions (including, as set forth in Section 2.01 above, as required by any applicable Labor Agreement). Except as otherwise may be expressly set forth in this Agreement or applicable local Transfer Documents, in the event that such applicable Law does not require the Company and/or SpinCo to take any specific action with respect to any such benefit or Liability, such benefits and Liabilities shall be treated in the same manner as those related to SpinCo Group Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law. For the avoidance of doubt, the Parties shall, in consultation with the other Parties, have the authority to adjust any treatment described in this Agreement with respect to SpinCo Group Employees who are located outside of the United States in order to ensure compliance with the applicable Laws or regulations of countries outside of the United States or to preserve the tax benefits provided under local tax law or regulation before the Distribution; provided that the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of the Company and SpinCo (acting directly or through members of the Company Group or the SpinCo Group, respectively) shall provide to the other Party and to RMT Partner and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Distribution Time, the Company shall transfer to SpinCo any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to SpinCo Group Employees and other records reasonably required by SpinCo to enable SpinCo properly to carry out its obligations under this Agreement and to continue to employ the SpinCo Group Employees following the Distribution Time. Such transfer of records generally shall occur as soon as administratively practicable at or after the Distribution Time. Each Party shall permit the other Party and RMT Partner reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related and benefit plan related records after the Distribution Time shall be provided to members of the Company Group and members of the SpinCo Group pursuant to the terms and conditions of Article VI of the Separation Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, the Company and SpinCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information. Except to the extent inconsistent with this Agreement, Section 6.5 (Record Retention) of the Separation Agreement shall apply to Employee-related records as if set forth herein mutatis mutandis.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation Agreement and the requirements of applicable Law.

Section 9.02. Preservation of Rights to Amend. Except as specifically set forth in this Agreement, the rights of each member of the Company Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03. Fiduciary Matters. The Company and SpinCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its goodfaith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility. Nothing contained in this Agreement is intended to make a Party a fiduciary to the other Parties’ Benefit Plans.

Section 9.04. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably require in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05. Reimbursement of Costs and Expenses. The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement (the “Requesting Party”) as soon as practicable, but in any event within 30 days of receipt of an invoice detailing all costs, expenses and other Liabilities paid or incurred by the Requesting Party (or any of its Affiliates), and any other substantiating documentation as the other Party shall reasonably request, that are, or have been made pursuant to this Agreement, the responsibility of the other Party (or any of its Affiliates) including those Liabilities, if any, under Section 7.01(a). Each Party shall provide 30 days’ notice if it anticipates sending an invoice hereunder.

Section 9.06. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.07. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the generality of the foregoing, (a) nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan and (b) the provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 9.08. Incorporation of Separation Agreement Provisions. Article X of the Separation Agreement is incorporated herein by reference and shall apply to this Agreement as if set forth herein mutatis mutandis.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

BECTON, DICKINSON AND COMPANY

By:
Name:
Title:

AUGUSTA SPINCO CORPORATION

By:
Name:
Title:

WATERS CORPORATION

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]

Schedule A

SpinCo Group Employee Roster

(See attached)